EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
Re: Mercedes-Benz Financial Services USA LLC, f/k/a DCFS USA LLC, in its capacity as Servicer (the
"Servicer") under the Sale and Servicing Agreement, dated as of April 1, 2010, among Mercedes-Benz Auto
Receivables Trust 2010-1, as Issuer, Daimler Retail Receivables LLC, as Depositor, and Mercedes-Benz Financial
Services USA LLC, as Seller and Servicer (the Servicing Agreement"), for the period from April 21, 2010 to
December 31, 2010 (the "Reporting Period")
I, Brian T. Stevens, certify that:
(a)
A review of the Servicer's activities during the Reporting Period and of its performance under the
Servicing Agreement has been made under my supervision.
(b)
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period except that:
*with respect to servicing criterion 1122 (d)(4)(vii), certain loss mitigation or recovery actions were not initiated, conducted and concluded in accordance with the time frames or other requirements established by the transaction agreements.
Mercedes-Benz Financial Services USA LLC believes that distributions to the security holders were not materially impacted as a result of the material noncompliance noted above. Nevertheless, Mercedes-Benz Financial Services
USA LLC is exploring procedural and policy changes to achieve full compliance with these requirements.
Dated: March 24, 2011
/s/ Brian T. Stevens________________
Name: Brian T. Stevens
Title: Vice President and Controller